EXHIBIT 10.1

 ASSET PURCHASE AND OPTION AGREEMENT

This Asset Purchase and Option Agreement (hereinafter “Agreement”) is dated for reference December 24, 2013 and executed by the following parties: Sutton Enterprises, a General Partnership whose partners are Brad Sutton and Mark Sutton with principal place of business at P.O. Box 305, Vallecito, California 95251 and dba Carson Hill Rock Products, dba Carson Hill Concrete, and dba Carson Hill Rock Aggregate with principal place of business at 4795 Highway 49, Angels Camp, California 95222 (hereinafter collectively “Seller”), hereby represented by the authorized undersigned agent Brad Sutton and Oro East Mariposa, LLC, a California limited liability company with principal place of business at 7817 Oakport Street, Suite 205, Oakland, California 94621, a wholly owned subsidiary of Oro East Mining, Inc. (OTCBB: OROE) (hereinafter “Buyer”), hereby represented by the authorized undersigned agent Denise Chung.

RECITALS

WHEREAS, Seller is the holder of certain minerals, mineral rights and claims, tailings, tangible property and other entitlements therein that Seller refers to as WMUs, as further described in Exhibit A, attached hereto and incorporated by reference (hereinafter “Assets”); and

WHEREAS, Seller is the holder of certain 39 parcels of real property, categorized as Groups A, B, C, and D, the improvements thereon plus the subsurface mineral rights and other entitlements therein, with assigned APNs as further described in Exhibit B, attached hereto and incorporated by reference (hereinafter “Subject Property”); and

WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Assets as set forth in this Agreement and in the attachments and documents as incorporated by reference; and

WHEREAS, Seller wishes to sell and Buyer wishes to reserve an option to purchase the Subject Property and all assets as further described or listed in Exhibit B (the “Additional Property”) for option terms as set forth herein.

AGREEMENT

NOW THEREFORE, the undersigned parties integrate the foregoing recitals into the binding body of this Agreement and hereby agree to be bound for good and valuable consideration as follows:

1.
Assets Purchase. Buyer shall purchase the Assets, as described in the Recitals above, hereby incorporated into the binding body of this Agreement. The purchase transaction shall be for the entirety of the Assets as described.

2.	Assets Contract Price and Assets Closing.
a.           In consideration of Seller’s sale of the Assets to Buyer, Buyer shall pay to Seller $6,000,000.00 (Six Million) U.S. Dollars (the “Installments”) and 30% net royalties on all sales generated from the Assets (hereinafter the “Royalty” and, together with the Installments, the “Assets Contract Price”) pursuant to Sections 3 through 6 below and the installment terms as set forth herein for the Assets.
b.           The closing of the purchase and sale of the Assets (“Assets Closing”) shall take place at a time mutually agreed upon by the parties on the  seventh business day following receipt of (i) allowance or express permission by the Regional Water Quality Control Board’s Waste Discharge Requirements applicable to the Assets, which will be to allow for the processing of the ore from the Assets and the discharge of the tailings to the Subject Property and (ii) written consent to this Agreement of Carson Hill Gold Mining Corporation (“CHGMC”) or its parent company BHP-Billiton (“BHP”) (“Assets Closing Date”), at the offices of 7817 Oakport Street, Suite 205, Oakland, California 94621 or other mutually agreed upon location,  At the Assets Closing, Buyer shall pay Seller the First Installment in good funds.

3.	Assets Installments Payment Terms. The Installments portion of the Assets Contract Price shall be paid by Buyer to Seller as follows:
a.	$1,000,000.00 (One Million) U.S. Dollars paid at the Assets Closing (hereinafter “First Installment”).
b.	An additional $1,000,000.00 (One Million) U.S. Dollars shall be paid within 60 (Sixty) days after the due date of the First Installment (hereinafter “Second Installment”).

c.	An additional $1,000,000.00 (One Million) U.S. Dollars shall be paid within 90 (Ninety) days after the due date of the Second Installment (hereinafter “Third Installment”).
d.	An additional $1,000,000.00 (One Million) U.S. Dollars shall be paid within 120 (One Hundred Twenty) days after the due date of the Third Installment (hereinafter “Fourth Installment”).
e.
Thereafter, commencing on the month immediately following the due date for the Fourth Installment, the remaining $2,000,000.00 (Two Million) U.S. Dollars of the Installments portion of the Assets Contract Price shall be payable in monthly installments of $100,000.00 (One Hundred Thousand Dollars) for 20 (Twenty) months interest-free and with no pre-payment penalties, with each monthly installment due on or before the 5th day of each month.

4.
Production of Mineral Concentrates. Upon execution of this Agreement and completion of Covenant 2(b) above, then the parties shall work collaboratively in good faith for the production of mineral concentrates as to be determined from the Assets, and the sale of mineral concentrates yielded from the Assets shall be the source of the Royalties as set forth herein (hereinafter “Production of Gold from Assets”), provided, however, that full-scale production, i.e., building the plant production facilities at the WMU sites, shall not occur until the conditions set forth in Covenant 2(b) have occurred. Buyer shall have the right to enter the Subject Property at all times at Buyer’s own risk in the collaboration for the production of mineral concentrates from the Assets. Seller agrees to collaborate with Buyer on the production of mineral concentrates from the Assets at Seller’s own risk. The parties shall bear their own risks of loss and neither party shall be liable to the other for risks of loss unless otherwise stated in writing in this Agreement.  Each such party’s efforts shall continue until the sooner of (i) exhaustion of gold production from the Assets, (ii) the closing of the purchase and sale of the Subject Property and Additional Property in accordance with the option set forth below, (iii) unless extended by mutual agreement of the parties, and Ten (10) years after the date of this Agreement

5.
Royalties on Assets. Seller shall receive 30% royalties on the Net Profit earned on sales of the gold produced from the Assets and sold (hereinafter “Royalty” or “Royalties”). Royalty shall be calculated quarterly in conformity with U.S. Generally Accepted Accounting Principles (hereinafter “GAAP”), except that (i) revenues will be accounted for on a cash basis, not an accrual basis and (ii) costs of equipment and capital costs incurred by the parties before the Assets Closing Date will not be taken into account in determining Net Profit or Royalty. Royalty shall be paid on or before the 15th day of the month following the preceding quarter. Sales, marketing, accounting, and business control over Assets remain absolutely and exclusively with Buyer at all times, though in accounting for Net Profit Buyer must at all times observe GAAP as modified above. Buyer shall use commercially reasonable efforts to maximize Net Profit for the parties.  Accountings shall be provided at the end of each quarter.  Seller shall have the right to review all accountings. On the cash basis, revenue will not be deemed revenue received until actual payment has been made by third parties to Buyer. Upon exhaustion of gold production from the Assets or the closing date of the purchase and sale of the Subject Property and Additional Property in accordance with the Option as set forth in this Agreement, whichever occurs first, further accrual of the Royalties shall cease (hereinafter “Termination of Royalty”).

6.
Seller’s Royalties Share Held in Escrow. To secure Seller’s obligations in Section 7 below, Seller’s Royalties on Assets as set forth in the previous covenant shall be held in escrow by a mutually agreed upon escrow agent on mutually agreeable terms and shall serve as collateral that Buyers may realize upon to recover its costs as set forth in the subsequent covenant.  The escrow will terminate on the Closing Date of the Asset Sale.

7.
Secured Collateral. Seller makes the representations and warranties and agrees to the contingencies as set forth herein. In the event of any material Seller breach of this Agreement prior to the Assets Closing Date or Early Termination of this Agreement, Buyer is entitled to the full sum of its monies tendered pursuant to Exhibit C, which is further secured by Seller’s Royalties as previously stated and secured by a lien on all proceeds paid or payable to Seller under the Third Agreement to Amend Letter of Intent executed between Seller and Carson Hill Gold Mining Corporation executed December 2, 2013, all attachments, exhibits, and amendments inclusive, a true and correct copy of which has been provided to Buyer upon which Buyer may rely on, the proceeds from which Buyer shall provide a lien to Seller up to the dollar amount owed to Seller (hereinafter “Collateral”). To reserve Buyer’s security interest in the Collateral, the parties agree that Buyer may file a UCC-1 financing statement for said Collateral. In the event of such a breach or Early Termination, Buyer may collect only monies actually tendered pursuant to Exhibit C from the Collateral and any balance shall remain the entitlement of Seller.  Notwithstanding the foregoing, the security interest shall terminate upon repayment of all amounts actually tendered pursuant to Exhibit C.

8.
Irrevocable Asset Purchase and Specific Enforcement. Seller and Buyer intend the Assets Purchase to be irrevocable upon execution of this Agreement. The Parties acknowledge and agree that the performance obligations arising from this Agreement are unique, and irreparable harm and substantial detriment would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

9.
Assets Delivery and Bailment; Tailing Residuals. Buyer shall remove the Assets from the present locations on Subject Property at Buyer’s expense. Buyer agrees to remove the Assets in a reasonably timely and commercially practicable manner, but remaining Assets on the Subject Property shall be held by the Seller as a bailor until all Assets may be removed by Buyer, provided that, as the then-owner of the Assets, Buyer shall be responsible for costs of insurance, fencing, security, as to the Assets only, though insurance, fencing, security, etc. generally for the Subject Property shall remain the responsibility and liability of Seller. Assets remaining on Subject Property as bailment and shall be held by Sutton Enterprises, Carson Hill Rock, and Brad Sutton as bailors. The term of the bailment shall be for the reasonably practicable period of time that Buyer needs to remove the Assets from the Subject Property, though the term is not to exceed 10 (Ten) years, or sooner closing of the sale of the Subject Property and Additional Property following exercise of the Option. In addition, after the refinery process performed on the tailings removed from the WMUs, or the Assets, Buyer may return the residual waste to the WMUs or to selected locations for remedial activities associated with the Reclamation Plan on Subject Property and Seller consents to permitting Buyer to return the residual waste to the WMUs on Subject Property after the production process for the mineral concentrates. Consideration for the bailment and return of the waste residuals shall be the royalties paid to Seller as set forth in the next covenant covering royalties on Assets.

10.
Buyer’s Reasonable Right of Entry and Access to Assets. Seller grants Buyer the right to use the Subject Property in any reasonable manner and to access said Subject Property any time at Buyer’s discretion, for the purpose of producing mineral concentrates from the Assets and for removing the Assets from the WMUs or selling or transporting the Assets for mineral concentrate production. However when on Subject Property, Buyer assumes all risk and sole responsibility for construction, operation, equipment use, production processing, and other activities that may reasonably arise from the purpose of producing mineral concentrates from the Assets. Buyer reserves the right to use the above portion of the Subject Property for the limited purpose as set forth herein and no other. The right of entry conferred shall automatically cease upon abandonment, termination of this Agreement, or exhaustion of the Assets.

11.
Buyer Retains Full Rights to All Buyer-Purchased Property. All equipment, supplies, tools, and other personal property paid for by Buyer that is at Subject Property shall remain the property of Buyer and, subject to Buyer’s obligations under Sections 4 and 5 above, may be removed from the Subject Property by Buyer at any time. Seller has a first right of refusal to purchase any said equipment, supplies, tools, or other personal property from Buyer.

12.
Full Scale Facilities and Production Costs. Buyer is responsible for all costs associated with the construction, operation, and environmental compliance associated with the implementation of full-scale processing of the WMUs. However, the environmental liabilities of CHGMC under that certain Purchase and Sale Agreement, dated December 20, 1996, between CHGMC and Seller (item 2 on Exhibit D) shall remain the sole environmental liabilities of CHGMC, indemnifying and holding harmless Buyer, to the extent provided therein. Seller will use reasonable efforts to have CHGMC consent to an assignment of those CHGMC obligations to Buyer at closing of the sale of the Subject Property, but Seller believes no such assignment is required as long as Buyer purchases the Additional Property.

13.
Exclusivity. Without Buyer’s written consent, the rights and interests conferred by this Agreement shall not in any way or at any time conflict with the rights and interests Seller confers at any time to third parties. In the event of conflicts, either Buyer’s rights and interests shall trump and prevail over third parties or, in the alternative, Buyer may (subject to its obligations to close hereunder) at its election assume and entitle itself to the benefits otherwise conferred to Seller from said third parties. Buyer is aware of the Third Agreement to Amend Letter of Intent executed between Seller and Carson Hill Gold Mining Corporation executed December 2, 2013, and consents thereto.

14.
Option to Purchase Subject Property and Additional Property. . Subject to Buyer’s purchase of the Assets as provided above, Seller grants to Buyer for good and valuable consideration as set forth herein an option to purchase the Subject Property, and all mining claim rights, transfers or assignments of permits as applicable, subsurface rights, assets, tangible and intangible, and all Additional Property (hereinafter “Option”), the consideration for which shall be the Royalties as previously set forth, for the purchase price of $32,000,000.00 (Thirty Two Million) U.S. Dollars less the $6,000,000.00 (Six Million) paid for the Assets and any amounts paid by Buyer pursuant to Exhibit C (hereinafter “Subject Property Contract Price”). The period for exercising the Option shall be 180 (One Hundred and Eighty) days from the date of execution of this Agreement (hereinafter “Option Term”), and Buyer must exercise the Option in a signed, dated writing to Seller with clear, unambiguous notice of the exercise of the Option. Closing of the purchase and sale of the Subject Property and Additional Property shall occur within Thirty (30) days of the date such notice is delivered, in accordance with this Agreement and Exhibit E, attached hereto. On the date that Buyer closes the purchase of the Subject Property and Additional Property, accrual of Royalties shall terminate effective that date and there shall be no more Royalties as set forth in the covenant “Royalties on Assets” above paid to Seller thereafter.

15.
Due Diligence Period. Upon execution of this Agreement, Buyer shall furnish a set of due diligence questionnaires to Seller, which Seller shall have authorized agents, partners, directors, or officers with personal knowledge to respond in writing to the questionnaires and furnish all requested documents to Buyer, and where none are available, certify and represent that none are available. Buyer shall provide Seller 30 (Thirty) days to complete the questionnaires and Seller’s diligent cooperation, disclosure, and timely submissions in response to the questionnaires are condition precedent to the enforceability of the Option purchase as contemplated herein against Buyer under this Agreement. Upon Buyer’s actual physical receipt of the complete responses to all questionnaire inquiries and requests, Buyer shall have an additional 150 (One Hundred and Fifty) days to complete geological testing, surveys, excavation, and other studies to determine the expected recovery, projections, and reserves of Project. Thus, commencing on the date of execution of this Agreement and that Buyer concurrently is to furnish the due diligence questionnaires to Seller, Buyer shall have a total of 180 (One Hundred and Eighty) days for due diligence (“Due Diligence Period”). During the Due Diligence Period, Buyer may enter the Subject Property to drill, excavate, or remove from the Subject Project property or claims up testing samples as reasonably or foreseeably needed for geological testing, assay, and study, at Buyer’s sole cost, risk and expense. Buyer may at its complete discretion, with or without cause, cancel, null, and/or void the Option at any time during the Due Diligence Period.

16.
Representations and Warranties. Within Sixty (60) days of the date of this Agreement, Seller will provide a set of documents to Buyer upon which Buyer may rely on in entering this Agreement, as listed in Exhibit D, attached hereto and incorporated by reference, though for each day after the date of execution of this Agreement that the documents in Exhibit D are not furnished to Seller, Seller may extend the Due Diligence Period for a reciprocal number of days that the documents are not tendered. But for reliance on the accuracy of said documents, Buyer would not have consented to executing this Agreement. Seller hereby represents and warrants the truth, accuracy, and authenticity of all documents set forth in Exhibit D and is inducing Buyer to rely on the truth, accuracy, and authenticity of the documents. If at any time prior to closing of the purchase and sale of the Subject Property and Additional Property Buyer discovers that any material statement made in documents 1, 2, 6, 7, 8, 9, 11, 13, and/or 31 of Exhibit D are false, inaccurate, or not authentic, then Buyer reserves the right to terminate the Option or this Agreement immediately, demand that all monies of the Contract Price or payments made pursuant to Exhibit C be returned or reimbursed promptly. The scope of the representations and warranties set forth in this paragraph are limited to Exhibit D only.

17.
Contingencies. The parties agree to the following additional contingencies (hereinafter “Contingencies”) during the Due Diligence Period (or other times specified below), which shall be conditions precedent to the enforceability of the Option.  Buyer shall notify Seller in writing of the satisfaction or removal of any contingency below when and if obtained.  If any contingency is not satisfied or removed during the Due Diligence Period, then Buyer reserves the right to terminate the Option:

a.
Enforceability of the Option purchase as contemplated herein against Buyer is contingent on Buyer’s ability to obtain a commitment from a lender for acceptable loan terms to finance the purchase of the Subject Property and Additional Property as contemplated herein within 100 (One Hundred) days of the date of execution of this Agreement.

b.	Enforceability of the Option purchase as contemplated herein against Buyer is contingent on property inspections of the Subject Property.
c.
Enforceability of the Option purchase as contemplated herein against Buyer is contingent on Seller’s proof and/or grant of all permits and licenses applicable to Buyer’s contemplated business objectives with regard to the Subject Property, which the parties understand to be the production of gold, small scale or large scale mining, and gold or other precious or semi-precious metals exploration and/or production, consistent with the above-described Production of Gold from Assets. If Seller fails to obtain all necessary permits for Buyer’s contemplated business objectives, then Buyer may cancel, null and void the Option purchase as contemplated herein.

d.
Enforceability of the Option purchase as contemplated herein against Buyer is contingent on Buyer’s acceptance of the results and reports obtained during the Due Diligence Period. If for any reason the results, testing, or reports obtained during the Due Diligence Period are found unacceptable to Buyer, then then Buyer may cancel, null and void the purchase.

e.
Enforceability of the Option purchase as contemplated herein against Buyer is contingent on transfer of clean title to the Subject Property under the representation and warranty to Buyer that the Subject Property shall be conveyed to Buyer free and clear of any liens or third party claims against the Subject Property or any mineral rights, mining rights, or other claims thereof. Such title shall be evidenced by a standard-form CLTA Owner’s Title Policy, subject only to exceptions for (i) taxes and assessments not yet due, (ii) the policy’s standard preprinted exceptions, and (iii) such other exceptions as may be approved by Buyer in its sole discretion. To assist in confirming these matters, Seller shall provide Buyer with a preliminary title report and copies of all subject documents.  Buyer shall identify in writing all objectionable items within 30 days after receiving all such items, and any item not objected to shall be deemed accepted.  If the parties cannot agree on how to resolve the objected matters within an additional 30 days, then Buyer reserves the right to terminate the Option.

f.	Enforceability of the Agreement against Buyer is contingent on confirmation that Seller has full right and authority to transfer all assets and property as contemplated herein this Agreement.

18.
Authority. The undersigned parties hereby represent and warrant that he or she has been duly authorized by its corporate entity or principal to enter into this Agreement and to bind that corporate entity or principle to the terms hereof.

19.
No Waiver or Cumulative Remedies. No failure or delay on the part of any undersigned party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

20.	Inurement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

21.
Merger and Integration. This Agreement and the exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto. This Agreement may only be amended by a written document duly executed by the undersigned parties.

22.
Force Majeure. Neither party shall be liable to the other for failure to perform any obligation under this Agreement to the extent caused by unforeseen disasters, events, or conditions that the parties were not able to contemplate at the execution of this Agreement, such as sabotage, riots, terrorism, political or governmental complications, market conditions, or natural occurrences such as hurricanes, floods, earthquakes, etc. or other Acts of God (a “Force Majeure Event”), provided that the party claiming a Force Majeure Event shall promptly notify the other party in writing, and takes reasonable measures to remove or alleviate the Force Majeure Event as soon as reasonably possible. Liability shall be borne by the parties separately for their own risks of loss.

23.
Severability and Contract Interpretation. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.	Further Assurances. Each party shall execute all escrow instructions and sign all further documents required to complete the transactions provided under this Agreement.

25.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

26.
Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to "hereof," "herein," "hereby," "hereunder" and similar terms shall refer to this entire Agreement.

IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed on the date first set forth above and by signing below represent and warrant to be the agent of the Company as represented below authorized to enter into this Agreement and bind said Company to the terms thereof.

SIGNED AND EXECUTED this 24th day of December in the year 2013 in Oakland, CA:

Seller:		Buyer:
X /s/ BRAD SUTTON		X /s/ DENISE CHUNG

Company:	Sutton Enterprises	Company:	Oro East Mariposa, LLC
Signor’s Name:	Brad Sutton	Signor’s Name:	Denise Chung
Position/Title:	General Partner	Position/Title:	Managing Member

EXHIBIT A

DESCRIPTION OF ASSETS

/List of WMUs Attachment/

EXHIBIT B

DESCRIPTION OF SUBJECT PROPERTY

Seller represents that Seller is the true and correct owner in the totality of all property set forth in Exhibit B and that Seller is authorized to enter into this Agreement for said property.

/Legal Description Attachment/

ADDITIONAL PROPERTY” ALSO TO BE ACQUIRED UPON

EXERCISE OF OPTION

Asset Description	Owner(s)	Seller’s Initials
Sutton Enterprises	Brad Sutton (50%) Mark Sutton (50%)	/s/ B.S.
Tailings in the WRDs	Sutton Enterprises	/s/ B.S.
List of Equipment as provided by Patrick Sullivan, attached hereto and integrated into this Exhibit	Sutton Enterprises	/s/ B.S.
All assets and accounts of Carson Hill Concrete, a DBA of Sutton Enterprises	Sutton Enterprises	/s/ B.S.
All assets and accounts of Carson Hill Rock Aggregate, a DBA of Sutton Enterprises	Sutton Enterprises	/s/ B.S.
All assets and accounts of Carson Hill Rock Products, a DBA of Sutton Enterprises	Sutton Enterprises	/s/ B.S.
All copyrights, patents, trademarks, trade names, trade secrets, customer lists, databases, and other intellectual property of Sutton Enterprises	Sutton Enterprises	/s/ B.S.
Provided, that the foregoing excludes all attorney-client communications and relationships, including in particular Seller’s communications and relationships with Wulfsberg Reese & Colvig Professional Corporation, f/k/a Wulfsberg Reese Colvig & Firstman Professional Corporation.
/s/ B.S.

EXHIBIT C

SELLER’S SECURED OBLIGATIONS ON SUBJECT PROPERTY

Description	Current Balance ($)
Ref. No. 25010331	$218,379.11
Ref. No. 32005909	$1,150,933.78
Ref. No. 25008233	$756,884.85

Wulfsberg Reese	$293,000.00 *
Two B of A loans	$129,500 ($34,500 + $95,000)
Oneto Brothers	$50,000
Dave Price	$190,000

The undersigned, Brad Sutton, hereby affirms that the amounts identified above are true and accurate as of December 24, 2013, and that the foregoing represents the complete and truthful disclosure of all secured obligations on Subject Property.

*  Through September, 2013; are additional fees for this transaction.

EXHIBIT D

DOCUMENTS TO BE PROVIDED BY SELLER

Seller hereby represents and warrants the truth, accuracy, authenticity and validity of the following documents that it has provided Buyer with:

1.	Grant Deed to Sutton Enterprises, recorded May 12, 1997
2.	Purchase and Sale Agreement, dated December 20, 1996, between Carson Hill Gold Mining Corporation and Sutton Enterprises, Inc.
3.	Cash Flow Analysis and Projections for the Operations of Sutton Enterprises and Carson Hill Rock Products
4.	Certified 2012 Profit and Loss Statements for Carson Hill Rock Products
5.	Certified 2008 Carson Hill Rock Appraisal of All Equipment and Tangible Properties
6.	2013 Summary Statement and Briefing of Carson Hill Rock Products (CHRP) Asset and Business Value
7.	Carson Hill Rock Products – Phase I Environmental Assessment Report
8.	Carson Hill Rock Products – Resource Evaluation and Property Value Assessment
9.	2008 WMUs Resource Evaluation Report
~~10.~~	~~Wiebe Land Surveying Report – WMUs Surveying Report~~
11.	Calaveras County Use Permit
12.	CRWQCB Waste Discharge Requirements, Order No. 5-01-150
13.	Site Maps and Locations of WMUs
14.	CAO Requirements Data Sheets
15.	Sutton Enterprises – General Partnership Agreement
16.	Sutton Enterprises – 2012, 2011, 2010, 2009, and 2008 Tax Returns
17.	Sutton Enterprises – 2012, 2011, 2010, 2009, and 2008 Profit and Loss Statements
18.	Sutton Enterprises – List of All Tangible Assets and Estimate Fair Market Value
19.	Sutton Enterprises – List of All Debts and Obligations, Secured and Unsecured
20.	Carson Hill Rock – Entity/Business Registration Documentation
21.	Carson Hill Rock – 2012, 2011, 2010, 2009, and 2008 Tax Returns
22.	Carson Hill Rock – 2012, 2011, 2010, 2009, and 2008 Profit and Loss Statements
23.	Carson Hill Rock – List of All Tangible Assets and Estimate Fair Market Value
24.	Carson Hill Rock – List of All Debts and Obligations, Secured and Unsecured
25.	CHRP Waste Classification Report, October 28, 2013
26.	Sutton Enterprises, Form 1065s for 2008, 2009, 2010, 2011, and 2012
27.	Sutton Enterprises, Payroll Reports, 2010, 2011, 2012, and 2013
28.	Carson Hill Rock, Payroll Reports, 2010, 2011, 2012, and 2013
29.	CHRP Equipment List and CHRP Property List, October 21, 2013
30.	Certified and Signed Due Diligence Questionnaire
31.	Third Agreement to Amend Letter of Intent by CHGMC and Sutton, executed December 2, 2013.

The undersigned, Brad Sutton, hereby affirms that the foregoing statements made are true.

EXHIBIT E

ADDITIONAL TERMS FOR PURCHASE OF

SUBJECT PROPERTY AND ADDITIONAL PROPERTY

1.	Subject Property Purchase Price: As described in Agreement Section 13, payable in good funds on closing.

2.	Closing Date: As described in Agreement Section 13.

3.	Transfer Documents: Grant Deed for Subject Property; General Assignment for Additional Property.

4.	Escrow/Title: First American Title in Angels Camp, California.

5.	Title to Subject Property: As determined in Agreement Section 16.f.

6.
Title and Escrow Costs and Prorations:  Buyer and Seller shall each pay 50% of regular escrow charges and fees, and 50% of the standard Owner’s CLTA Owner’s title policy.  Buyer shall be responsible for any endorsements, surveys and other matters required by Buyer’s lender.  Seller shall pay the regular Calaveras County documentary transfer tax.  All other costs shall be paid per custom of Calaveras County California.  Non-delinquent real property taxes and assessments shall be prorated at closing.

7.
No Broker Representation:  Buyer and Seller represent and warrant to each other that neither has dealt with any real estate or business broker or salesperson in connection with this transaction  If any person  asserts a claim to a finder’s fee, brokerage commission, or any other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on account of such claim.  This indemnity shall survive the closing of the sale of the Subject Property or cancellation or termination of the Agreement.